Exhibit 99.1

Investor Call Transcript

Alexis Brock - Investor Relations, Fortitude Mining Holdings, Inc.

Thank you, Operator, and thank you all for joining us this morning. Earlier today, Fortitude Mining Holdings, Inc. and HeartSciences Inc. issued a joint press release announcing that they entered into a definitive merger agreement to combine in an all-stock transaction. Upon closing of the proposed transaction, the combined company is expected to operate under the Fortitude brand, and under the leadership of Fortitude’s management team, and is expected to trade on Nasdaq under the ticker TUDE.

Joining us today are Andrea Childs, Chief Executive Officer of Fortitude, Andrew Simpson, Chief Executive Officer of HeartSciences and Erik Ellingson, Chief Financial Officer of Fortitude. Before we begin, I will read the customary forward-looking statements disclaimer.

This discussion will contain forward-looking statements based upon the current expectations of Fortitude and HeartSciences, which include, but are not limited to, statements regarding the expected timing, completion, effects and intended outcomes for the proposed transaction, as well as our future expectations, plans, objectives, intentions and prospects for the combined company and may be identified by terminology such as “may,” “will,” “should,” “expect,” “aim,” “plan,” “anticipate,” “believe,” “estimate,” “predicts” “potential,” “intend” or “continue,” or the negative of these terms or other comparable terminology. Such statements represent management’s judgment and intention as of today, are not guarantees of future performance and involve assumptions, risks and uncertainties. We have based these forward-looking statements off assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements. We also caution you against placing undue reliance on any forward-looking statements.

Further, HeartSciences intends to file a proxy statement with the SEC relating to the proposed transaction. Please be advised to read, when available, these and other relevant documents filed by HeartSciences with the SEC.

With that, I will turn the call over to Andrea Childs.

Andrea Childs - Chief Executive Officer, Fortitude

Thank you, Alexis and thank you all for joining this morning.

Today marks an important milestone for Fortitude. We have announced our entry into a definitive agreement to combine with HeartSciences and bring Fortitude to the public markets in what is expected to be the first institutional-scale, publicly traded venture mining platform focused on Zcash. The combined company is expected to trade on Nasdaq under the ticker TUDE, operate under the Fortitude brand, and be led by our existing management team. Digital Currency Group, which today wholly owns Fortitude, is expected to remain our largest and controlling shareholder following the closing of the proposed transaction.

Our roots in Zcash mining go back to 2019. Since then, we’ve built owned data centers, sourced competitive power contracts, developed our own in-house maintenance, repair, and research and development capabilities. We achieved all of that with a singular goal to maximize return on invested capital, not just revenue scale. The result is a strong cash flowing business. Erik will provide more detail on the financials in a moment. Reconciliations of non-GAAP metrics, including Adjusted EBITDA, may be found in our accompanying investor presentation, furnished with HeartSciences’ current report on Form 8-K filed with the SEC earlier today.

We believe going public allows us to accelerate our business. A Nasdaq listing is expected to give us equity currency for strategic growth, and public market transparency is designed to give investors a regulated, accessible vehicle through which to participate in Zcash, what we believe is one of the most compelling and underserved opportunities in the digital asset mining space today.

Fortitude’s business is built on three interconnected pillars, and I want to take a moment to walk you through each of them in some detail, because understanding how they fit together is key to understanding our company.

The first is our vertically integrated Zcash strategy. We control the full mining stack: competitive long-term power contracts, owned data center infrastructure, strategic equipment procurement, in-house maintenance and repair, and dedicated research and development. Each of those layers matters independently, and together they produce a durable and efficient Zcash mining platform that we believe is capable of enduring the cyclical nature of digital asset mining for the long term. Our Zcash direct cash mining cost per coin is approximately $70 on a year-to-date basis through April 30th of this year. We believe there is a meaningful pathway toward $40, driven by enhanced power efficiency of newer generation equipment being brought online at owned sites, compounded by attractive estimated power costs, compared to the higher costs we carry at third-party hosted capacity. That is not an abstract projection; it is what we expect to happen as our greenfield and acquisition-stage infrastructure development matures, with two- to three-and-a-half-year expected payback periods on acquired sites.

The vertical integration also gives us revenue optionality that we believe a pure equipment operator does not have: the ability to participate in demand response, sell power back to the grid in certain regions, or redirect compute if market conditions shift.

The second pillar is venture mining. The core premise here is straightforward: in our view, large public miners have concentrated almost exclusively on Bitcoin, and increasingly on pivoting compute toward high-performance computing and AI. We believe that has left less saturated proof-of-work ecosystems structurally underserved at the institutional level. Estimated annual mining revenues across non-Bitcoin proof-of-work networks represent approximately $1.1 billion in aggregate opportunity, with Zcash representing roughly 17 percent of that pool, yet there is effectively no scaled, institutionally oriented public mining platform dedicated to these ecosystems. We intend to be that platform. We believe our ability to identify and act on those opportunities is directly enhanced by our relationship with DCG. DCG has been actively investing in the digital asset industry for over a decade, with more than 200 active venture investments, more than 75 token investments, and 60-plus funds across the ecosystem. That network gives us insight into emerging protocols, early-stage fundraising activity, and ecosystem developments at a level of depth and earliness that we believe is simply unavailable to operators without that access. DCG has held a steadfast conviction in Zcash since the network’s inception, and that early, research-backed conviction is exactly the model for how we at Fortitude evaluate additional venture mining opportunities. Our Zcash position is not just our largest business today; it is the proof of concept for this approach.

The third pillar is our power portfolio. Fortitude currently owns and operates 48 megawatts of mining data center capacity across six sites in South Dakota, Nebraska, Texas, and New York, with a focus on Midwest expansion given the power economics and available capacity in that region. We have two late-stage pipeline opportunities representing an additional 33 megawatts of incremental owned capacity that we are pursuing at what we believe are meaningful discounts to public market multiples, each of which is expected to be accretive on a price per-megawatt hour basis as it comes online. Beyond the late-stage pipeline, management has identified a broader universe of approximately 400 megawatts of operating capacity and more than 350 megawatts in various stages of development that we are monitoring and evaluating. Our target is to own approximately 80 megawatts of total capacity by year end 2026. Every acquisition and development decision is made against a clear return threshold If it does not meet these thresholds, we do not pursue it. That discipline, combined with the optionality embedded in our sites to sell power or transition workloads, is what we believe makes this pillar genuinely additive to shareholder value rather than simply a cost center that supports the mining business.

Let me spend a moment on Zcash, because it is central to everything we do and because we are genuinely excited about where this network is headed.

Zcash shares the foundational properties that have made Bitcoin compelling to investors: a fixed maximum supply of 21 million coins, a proof-of-work consensus mechanism, and a four-year halving cycle. Where it goes further is in its privacy architecture. Zcash introduces optional shielded transactions built on zero-knowledge cryptographic proofs, allowing users to verify the validity of a transaction without revealing the sender, the recipient, or the amount. That is mathematically rigorous privacy that we believe represents a genuinely differentiated and increasingly necessary capability as on-chain surveillance tools improve and central bank digital currencies advance globally.

Over the past year, Zcash has drawn growing attention from across the digital asset ecosystem. In the first four months of this year alone, Zodl raised $25 million to bring shielded transactions to mobile users, Foundry launched a U.S.-based Zcash mining pool, and Robinhood listed Zcash on its platform. Those are not coincidences. They reflect institutional conviction from credible participants, and we believe they are early signals of a significantly larger adoption curve ahead.

We have been building for this moment since 2019. We are a leading Zcash miner, we believe we are among the longest-tenured operators in this ecosystem, and we are positioned to scale with it.

With that, I will turn the call to Andrew Simpson, CEO of HeartSciences, who will continue to lead the healthcare business unit after the close of the transaction.

Andrew Simpson - Chief Executive Officer, HeartSciences

Thank you, Andrea and good morning everyone.

The HeartSciences team is excited about this proposed combination, and I want to explain why we believe it’s the right outcome for our Company and shareholders, including to maximize shareholder value. As a micro-cap public company, a significant part of my role has been navigating the funding challenges that come with that profile, alongside the demands of maintaining our Nasdaq listing, including repeated compliance matters that consume time and resources. Those are realities our shareholders understand well.

We were introduced to several opportunities, and had come to the conclusion that a transaction would be the best way forward should the right opportunity arise. When we came to know Fortitude, it stood out — a business operating at scale, generating meaningful revenue, with an established independent investor behind it. Our board assessed it carefully, weighing the path of continuing as an independent company against what this combination offers, and concluded that it represents a strong path forward for our shareholders and company overall.

We believe that this business combination will allow us to keep advancing MyoVista Insights and our AI-enabled ECG technology with greater focus, free of the constant cycle of capital raising. We are grateful for our shareholders’ continued support and patience through this process, and we look forward to completing this transaction. With that, I will hand the call to Erik Ellingson to walk through the financial details.

Erik Ellingson - Chief Financial Officer, Fortitude

Thank you, Andrew, and good morning everyone.

Let me cover the proposed transaction structure and the financial profile of our business.

On the transaction: HeartSciences will combine with Fortitude in an all-stock merger. Upon close, the combined company is expected to operate under the Fortitude brand, led by Fortitude’s management team, and continue to be listed on Nasdaq. The transaction has been unanimously approved by the boards of both companies and is subject to customary closing conditions, including HeartSciences shareholder approval. We expect to close the transaction in the second half of 2026.

On the financial profile: for full year 2025, Fortitude generated approximately $90 million in gross revenue and $20 million in Adjusted EBITDA, and held approximately $13 million in cash and digital assets at year end. Through April 30, 2026, we have produced approximately 51,785 ZEC on a year-to-date basis. We believe the operating leverage embedded in this business is significant: at a Zcash price of $500, including machines scheduled for delivery in Q4, we estimate our business could generate illustrative Adjusted EBITDA of over $50 million, and at $1,000 Zcash price Fortitude could generate over $120 million in illustrative EBITDA. That leverage is a direct function of the cost structure Andrea described, and we believe it is what makes this business increasingly compelling as Zcash adoption broadens.

Our near-term priorities are clear: execute on incoming mining capacity, advance the infrastructure pipeline, and engage the institutional investor community with the transparency you would expect from a Nasdaq-listed company.

Thank you all, and I will hand the call back to Andrea for closing remarks.

Andrea Childs - Chief Executive Officer, Fortitude

Thank you, Erik.

We believe the financial profile Erik described is the direct result of a strategic choice we made early: own and control every layer of the mining stack. Power, infrastructure, equipment, maintenance, R&D, all under one operating structure, all focused on one outcome: a structurally lower all-in cost per coin than what the market can otherwise offer.

We believe that discipline is what makes this business durable across cycles, not just in favorable markets. It’s the foundation we’re building on to be continued as a public company, and we’re confident in where it will take us. Thank you for your time and interest.

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